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                        GREATER ATLANTIC FINANCIAL CORP.

10700 Parkridge Boulevard - Suite P50 - Reston, Virginia 20191 - (703) 391-1300
- Fax: (703) 391-1506

NEWS RELEASE

Date:       May 18, 2004

Contact:    Carroll E. Amos
            (703) 390-0340

 GREATER ATLANTIC FINANCIAL ANNOUNCES RESTATEMENT OF PRIOR PERIOD EARNINGS AND PROVIDES GUIDANCE ON EARNINGS FOR SECOND FISCAL QUARTER

Reston,  Virginia - May 18, 2004  -Greater  Atlantic  Financial  Corp.  (NASDAQ:
GAFC), the holding company for Greater Atlantic Bank, announced today that the Company will be restating earnings for fiscal years 2002 and 2003 and for the fiscal quarter ended December 31, 2003, to reflect the correction of errors in accounting for the Company's mortgage loan hedge program and its purchase of interest rate swaps and caps.

In making the announcement, Carroll E. Amos, President and CEO noted that the recently identified errors stemmed from the inception of the Company's programs to hedge a portion of its portfolio of fixed-rate residential mortgage loans and to enter into certain interest rate swaps and caps. The interest rate swaps and caps were used to assist in managing the interest rate risk in connection with certain adjustable rate loans and investments, as well as, certain short-term deposits and borrowings. Mr. Amos estimated that the restatements would reduce the Company's capital by $1.1 million and reduce aggregate net earnings from the prior periods by $3.1 million. Because the Company does not qualify to use hedge accounting, any accumulated gains or losses in those instruments will be recognized in the restated earnings. The financial instruments used in the hedging program become free-floating instruments and will be marked up or down through earnings as the fair value of the instruments change.

Mr. Amos indicated that, following the restatement, he expected the Bank to continue to be well capitalized under applicable regulatory capital requirements and pointed out that the restatement would not have any impact on the cash flow of the Company or Greater Atlantic Bank. He noted that the errors in accounting were due to documentation issues, in that the documentation did not meet the strict technical requirements of Statement of Financial Accounting Standards No.
133,   "Derivative   Instruments  and  Hedging

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Activities," and not to the  appropriateness of the Company's interest rate risk management practices. Management also confirmed that the errors would not have any impact on the Bank's loan or deposit customers and indicated that no similar system errors have occurred which has not been uncovered by the Company's internal controls. Mr. Amos stated that changes in procedures are being put in place to make sure such errors do not recur.

Mr. Amos also affirmed that the deposits at the Bank continue to be insured by the Federal Deposit Insurance Corporation. He pointed out that the Bank intends to move quickly to a decision on what is the most prudent and appropriate decision as to whether to re-establish the hedges, liquidate them or let them float. No hedges will be re-established until they have been reviewed and approved by the Board of Directors.

Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the company's market area and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company advises readers that the factors listed above could affect the company's financial performance and could cause the company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.